THE ROYCE FUND
                   (ROYCE GIFTSHARES FUND)

         AMENDMENT TO INVESTMENT ADVISORY AGREEMENT


     AMENDMENT TO INVESTMENT ADVISORY AGREEMENT for Royce
GiftShares Fund (the "Series") made this 28th day of  May,
1997, by and between The Royce Fund (the "Fund") and Royce &
Associates, Inc. (the "Adviser").



     The Fund and the Adviser hereby agree that Section 4 of the Investment Advisory Agreement for the Series is hereby amended, effective as of and from June 15, 1997, to read as follows:


          "Compensation of the Adviser.   The Fund agrees to
cause the Series to pay to the Adviser, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a fee equal to 1% per annum of the average net assets of the Series at the close of business on each day that the value of its net assets is computed during the year. However, the Fund and the Adviser may agree in writing to temporarily or permanently reduce such fee. Such compensation shall be accrued on the Series' books at the close of business on each day that the value of its net assets is computed during each year and shall be payable to the Adviser monthly, on the last day of each month, and adjusted as of year-end if required."



     All other terms of such Investment Advisory Agreement shall remain the same.

Dated this 28th day of May, 1997.


ROYCE & ASSOCIATES, INC.

By: S/CHARLES M. ROYCE
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THE ROYCE FUND

By: S/CHARLES M. ROYCE
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